SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERIRESOURCE TECHNOLOGIES, INC.
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(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Commission File Number: 000-20033

Delaware
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(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

84-1084784
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(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

3430 E. Russell Road, Suite 317, Las Vegas, Nevada 89210

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(Address of principal executive offices, including zip code)

702.214.4249

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(Issuer's telephone number, including area code)

Delmar Janovec, 3430 E. Russell Road, Suite 317, Las Vegas, Nevada 89210

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(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENT FOR SERVICE)

 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Proposed Maximum Amount of Registration Fee
Common Stock, No par value	150,000,000	$0.0013	$195,000	$24.71

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 475(c) under the Securities Act of 1933, as amended on the basis of the Registrant's common stock bid price at the time that compensation to consultants were paid with the registrant's common stock in lieu of cash payment.

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

EXPLANATORY NOTE

AmeriResource Technologies, Inc., a Delaware corporation (which may hereafter be referred to as "we", "us", or "our(s)"), previously registered Five Hundred Twenty Five Million (525,000,000) shares of its common stock for issuance under the 2001 Stock Option Plan of AmeriResource Technologies, Inc. and amendments thereto.

On September 9, 2004, our board of directors adopted an amended 2001 Stock Option Plan of AmeriResource Technologies, Inc. ("Amended Plan") and authorized for issuance thereunder an additional One Hundred Fifty Million (150,000,000) shares of our common stock which we are now registering.

PART 1

In accordance with the rules and Regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, certain documents are not being filed with the Commission either in part of this Registration Statement or as Prospectuses or Supplements pursuant to Rule 424 under the Securities Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The contents of our registration statements on Form S-8 as filed with the Commission on May 17, 2001, November 26, 2001, June 4, 2002, May 1, 2003, August 29, 2003, December 10, 2003, April 20, 2004, and July 9, 2004 are hereby incorporated by reference.

Additionally, the following documents filed by us with the Commission are hereby incorporated herein by reference:

1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

2. All reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2003.

3. The description and specimen certificate of our common stock, par value $0.0001 ("Common Stock"), contained in our registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

The Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's registration statement under the Exchange Act, and is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us.

Item 6. Indemnification of Directors and Officers.

Our articles of incorporation and bylaws limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, section 145, or any other applicable provision. Generally, Delaware General Corporation Law permits the indemnification of officers, directors, employees and agents from any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation and from judgments, expenses, fines, and settlements so long as such person was acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, or had no reasonable cause to believe that such conduct was unlawful. In addition, our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by such law. We believe that these provisions are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Reference is hereby made to the Exhibit Index, below.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the Requirements of the Securities Act of 1933, as amended, the Registration certifies that it has reasonable grounds to believe that it meets all the requirements for filing on S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Las Vegas, NV on September 9, 2004.

AmeriResource Technologies, Inc.

/s/ Delmar Janovec

_________________________

Delmar Janovec, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration Statement has been signed by the following persons in capacities representing the majority of the Registrant's Board of Directors and on the dates indicated.

NAME	TITLE	DATE
/s/ Delmar Janovec _____________________ Delmar Janovec	President and Chairman of the Board of Directors	September 9, 2004

EXHIBIT INDEX

ITEM NO.	DESCRIPTION
5.1	Opinion of Michael D. Spadaccini, Esq. regarding legality of the Common Stock being registered.
10.1	2001 Stock Option Plan, as amended
23.1	Consent of Auditors to utilize independent auditor's report.

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Exhibit 5.1; Opinion of Michael D. Spadaccini, Esq. regarding legality of the Common Stock being registered.

Law Office of Michael Spadaccini
12531 El Camino Real #A
San Diego, CA 92130
858.350.5183
fax: 619.374.2027

September 9, 2004

Board of Directors
AMERIRESOURCE TECHNOLOGIES, INC.
Las Vegas, NV

Re: Registration Statement on Form S-8 of Shares of Common Stock of AmeriResource Technologies, Inc.

Dear Sirs,

I have acted as counsel to AmeriResource Technologies, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), which you are filing with the Securities and Exchange Commission with respect to 150,000,000 shares of Common Stock which may be issued pursuant to a resolution of the Board of Directors authorizing such issuance for the purpose of the compensation of Directors, Officers, and outside consultants.

I have examined the Registration Statement and such documents and records of the Company, as I have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any shares that may be issued pursuant to the plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the plan and the receipt of consideration therefor in accordance with the terms of the plan, such shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Michael Spadaccini

Michael Spadaccini

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Exhibit 10.1; AmeriResource Technologies, Inc. 2004 SUPPLEMENTAL STOCK INCENTIVE PLAN.

AMERIRESOURCE TECHNOLOGIES, INC.
2001 Stock Option Plan, as amended

SIXTH AMENDED AND RESTATED 2001 STOCK OPTION PLAN OF

AMERIRESOURCE TECHNOLOGIES, INC.

WHEREAS, AmeriResource Technologies, Inc., a Delaware corporation (the "Company") has heretofore adopted and maintains the 2001 Stock Option Plan of AmeriResource Technologies, Inc. (the "Plan") for the benefit of eligible employees of the Company and participating affiliates;

WHEREAS, the Company has heretofore restated and amended the Plan to increase the amount of shares of its common stock subject to the Plan from Three Hundred Seventy Five Million (375,000,000) to Five Hundred Twenty-Five Million (525,000,000) shares;

WHEREAS, the Company desires to again restate and amend the Plan to increase the amount of shares of its common stock subject to the Plan from Five Hundred Twenty-Five Million (525,000,000) shares to Six Hundred Seventy-Five Million (675,000,000) shares, intending thereby to provide an uninterrupted and continuing program of benefits;

NOW THEREFORE, the Plan is hereby restated with the following amendments effective as of September 9, 2004.

The introductory paragraph of the Plan is hereby amended and restated as follows:

AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), hereby adopts the Sixth Amended and Restated 2001 Stock Option Plan of AmeriResource Technologies, Inc. (this "Plan"), on this 9th day of September 2004. Under this Plan, the Company may grant options to acquire (the "Options") Six Hundred Seventy-Five Million (675,000,000) shares of its common stock, par value $0.0001 (the "Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein. In addition, at the discretion of the Board of Directors, options to acquire stock of the Company may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries and are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities.

Paragraph 3 of the Plan is hereby amended and restated as follows:

3. Shares of Stock Subject to this Plan. A total of Six Hundred Seventy-Five Million (675,000,000) shares of Stock may be subject to, or issued pursuant to, Options granted under this Plan.

Paragraph 13 of the Plan is hereby amended and restated as follows:

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five (5) years from the date first appearing in this Plan or the date on which the Six Hundred Seventy-Five Millionth (675,000,000th) shares is issued hereunder.

ATTEST:

/s/ Delmar Janovec
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Delmar Janovec, President

Exhibit 23.1	Consent of Auditors to utilize independent auditor's report.

CLYDE BAILEY P.C.

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Certified Public Accountant

10924 Vance Jackson #404

San Antonio, Texas 78230

(210) 699-1287(ofc.)

(888) 699-1287 ♦ (210) 691-2911 (fax)

Member:

American Institute of CPA's

Texas Society of CPA's

September 15, 2004

I consent to the use, of my report dated March 30, 2004, in the Form S8, on the financial statements of AMERIRESOURCE TECHNOLOGIES, INC. AND SUBSIDIARIES

dated December 31, 2003, included herein and to the reference made to me.

Clyde Bailey